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                                                                     EXHIBIT 2.1

                             DISTRIBUTION AGREEMENT

     This DISTRIBUTION AGREEMENT, dated as of March 7, 1997 (this "Agreement"), by and between American Healthcorp, Inc., a Delaware corporation ("AHC"), and AmSurg Corp., a Tennessee corporation ("AmSurg").

                              W I T N E S S E T H

     WHEREAS, AHC currently owns approximately fifty-nine percent (59%) of the outstanding shares of common stock of AmSurg;

     WHEREAS, AmSurg has, since its inception, depended principally on AHC for its equity financing and has historically depended on AHC for debt financing;

     WHEREAS, the Board of Directors of AHC and the Board of Directors of AmSurg have determined that it is desirable for business reasons and in the best interests of AHC's and AmSurg's shareholders for AmSurg to have access to capital markets as an independent publicly traded company without the majority ownership of AHC;

     WHEREAS, subject to the terms and conditions hereof, AHC has agreed to distribute (the "Distribution") to the holders of AHC's common stock, par value $.001 per share (the "AHC Common Stock"), on a pro rata basis, all of the shares of common stock of AmSurg owned by AHC;

     WHEREAS, in order to facilitate the trading of the common stock of AmSurg following the Distribution, AmSurg intends to effect a reverse stock split (or a transaction having the effect of a reverse stock split) with respect to such shares of common stock;

     WHEREAS, in order to effect the Distribution as a substantially tax-free transaction under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), AmSurg and AHC have agreed to exchange all of the shares of common stock of AmSurg currently owned by AHC for shares of a new class of common stock of AmSurg having a sufficient number of votes per share to give AHC the ability to distribute "control" within the meaning of Section 368(c) of the Code;

     WHEREAS, AHC and AmSurg have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution, and to set forth the agreements that will govern certain matters following the Distribution.

     NOW, THEREFORE, in consideration of the premises, and of the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

          "common stock" with respect to AmSurg means any class of common stock of AmSurg now or hereafter authorized.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "IRS" means the Internal Revenue Service.

          "IRS Ruling" means the letter ruling issued by the IRS in response to the Ruling Request.

          "Related Agreements" means the Exchange Agreement and the Management and Human Resources Agreement, attached hereto as Exhibits to this Agreement.
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          "Ruling Request" means the private letter ruling request filed by AHC with the IRS on November 21, 1996, as supplemented and amended from time to time, with respect to certain tax matters relating to the Distribution.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

                                   ARTICLE II

                  RECAPITALIZATION, EXCHANGE AND DISTRIBUTION

     2.1 Recapitalization, Exchange and Distribution. Subject to the satisfaction of the conditions set forth in Section 2.2 hereof, on the date established in accordance with Section 2.5 as the date on which the Distribution shall be effected (the "Distribution Date"):

          (a) AmSurg will undertake a recapitalization in accordance with
     Section 2.3 hereof (the "Recapitalization");

          (b) Upon completion of the Recapitalization, AmSurg and AHC will effect an exchange of all of the shares of AmSurg common stock owned by AHC for shares of Class B Common Stock of AmSurg in accordance with Section 2.4 hereof (the "Exchange"); and

          (c) Upon completion of the Exchange, AHC will effect the Distribution in accordance with Section 2.5 hereof.

     2.2 Conditions. The obligations of each of AHC and AmSurg to consummate Recapitalization, the Exchange and the Distribution are subject to the fulfillment of each of the following conditions, unless otherwise waived in writing:

          (a) The IRS Ruling shall have been granted in form and substance satisfactory to AHC, in its sole discretion;

          (b) A Registration Statement on Form 10 under the Exchange Act (or, if deemed appropriate by AmSurg and AHC, a Registration Statement under the Securities Act and a Registration Statement under the Exchange Act) with respect to each class of common stock of AmSurg to be distributed in the Distribution and each class of common stock of AmSurg into which such class or classes may be converted shall have been declared effective by the SEC or shall otherwise have become effective under the Exchange Act and, if applicable, the Securities Act;

          (c) The shares of each tradable class of common stock of AmSurg to be distributed in the Distribution and each class of common stock into which such class or classes may be converted shall have been approved for listing on a national securities exchange or for inclusion on the Nasdaq National Market or such other trading market as the parties may agree;

          (d) The Recapitalization and the Exchange shall have been approved by the holders of at least a majority of the voting power of the outstanding shares of capital stock of AmSurg at a meeting of the shareholders of AmSurg and, if dissenters' rights apply, holders of no more than 5% of the outstanding shares of common stock of AmSurg shall have indicated their intent to seek appraisal for their shares under the Tennessee Business Corporation Act;

          (e) The holders of the Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock, without par value, of AmSurg shall have approved the modification and waiver of their rights to elect one director of AmSurg effected through the AmSurg Charter and the Shareholders' Agreement, dated as of April 2, 1992, as amended by Amendment No. 1 dated September 27, 1993 and Amendment No. 2, dated as of November 20, 1996, by and among AmSurg and the persons identified on the signature pages thereto as the Founding Investors, the Founding Management and the Preferred Stock Purchasers, in each case so as to permit AHC to distribute "control" within the meaning of Section 368(c) of the Code;

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          (f) The Special Committee of the Board of Directors of AmSurg shall have received an opinion, acceptable to it, of J.C. Bradford & Co. as to the fairness, from a financial point of view, of the Recapitalization, Exchange and Distribution to shareholders of AmSurg other than AHC and such other opinions as may be deemed appropriate by such committee and such opinion or opinions shall not have been withdrawn;

          (g) The Board of Directors of AHC shall have received an opinion, acceptable to it, of Morgan Keegan & Co., Inc. as to the fairness, from a financial point of view, of the Recapitalization, the Exchange and the Distribution to the stockholders of AHC, a favorable opinion of Houlihan, Lokey, Howard & Zukin as to certain solvency issues and such other opinions as may be deemed appropriate by the Board of Directors of AHC and such opinions shall not have been withdrawn;

          (h) There shall be no proposed legislation or regulation introduced which, if adopted, would have the effect of amending the Code so as to alter in any materially adverse respect the substantially tax-free treatment of the Distribution under Section 355 of the Code or the classification of the Recapitalization and Exchange as a tax-free organization under Section 368(a)(1)(E) of the Code;

          (i) The matters set forth in Section 2.7(a), (c), (d), (e) and (f) shall have been approved by the shareholders of AmSurg; and

          (j) Any required waiting period applicable to the Exchange or the Distribution under the HartScott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or otherwise terminated and AHC and AmSurg shall each have obtained such other consents and approvals of federal, state and local governmental authorities and other third parties as shall be deemed necessary or appropriate by the Boards of Directors of AHC and AmSurg in connection with the transactions contemplated hereby, and there shall be no suit or governmental proceeding pending or overtly threatened that would challenge the validity of or seek to enjoin the Recapitalization, the Exchange or the Distribution.


     2.3 Recapitalization. The Recapitalization will be effected, subject to the satisfaction or waiver of the conditions set forth in Section 2.2 above, through an amendment to the Charter of AmSurg. The Recapitalization will: (a) reduce on a one for three basis the number of outstanding shares of common stock of AmSurg through a reverse stock split (or transaction having the effect of a reverse stock split), with the intention of permitting the shares of common stock of AmSurg distributed in the Distribution to trade at proportionately higher per share prices and thereby improving the trading markets for these shares in order to facilitate subsequent equity financings and acquisition transactions (the "Reverse Stock Split") and (b) authorize a new class of common stock (the "Class B Common Stock") having eight votes per share in the election of directors of AmSurg so that, when exchanged for all of the shares of common stock of AmSurg then owned by AHC, AHC will own shares of common stock of AmSurg sufficient to constitute "control" within the meaning of Section 368(c) of the Code. The Reverse Stock Split will be accomplished by converting each three shares of common stock of AmSurg outstanding immediately prior to the Reverse Stock Split into a single share of a newly authorized class of common stock of AmSurg, denominated Class A Common Stock (the "Class A Common Stock"). Following the Recapitalization the only authorized classes of common stock will be Class A Common Stock and Class B Common Stock. Unless otherwise required by the IRS Ruling, the Class A Common Stock and Class B Common Stock will have the terms substantially as set forth in the Amended and Restated Charter approved by the AmSurg Board of Directors on the date hereof. It is understood and agreed that the number of votes per share of Class B Common Stock is required to be sufficient to enable AHC to distribute, in the Distribution, "control" of AmSurg within the meaning of Section 368(c) of the Code, after giving effect to any anticipated issuances of capital stock of AmSurg on the exercise of stock options and any issuances in possible equity financing transactions and acquisitions, but that AmSurg shall not issue more shares of Class B Common Stock than are to be issued in the Exchange. The Recapitalization is intended to qualify for tax free treatment, for federal income tax purposes, under Section 368(a)(1)(E) of the Code. In connection with the Recapitalization, no changes will be made in any options to purchase shares of AmSurg common stock, except that the shares of common stock authorized or subject to outstanding options will become shares of Class A Common Stock, the number of shares authorized


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or subject to outstanding options will be reduced on a one for three basis, and the exercise price per share will be proportionately increased in the Reverse Stock Split in accordance with the provisions of the plans under which such options were granted.

     2.4 Exchange. On or prior to the Distribution Date, AHC and AmSurg will enter into an Exchange Agreement in substantially the form approved by the AmSurg Board of Directors on the date hereof (the "Exchange Agreement"). Pursuant to the Exchange Agreement, on the Distribution Date, subject to the satisfaction or waiver of the conditions set forth in Section 2.2 above and the completion of the Recapitalization, (a) AHC will deliver to AmSurg a number of shares of Class A Common Stock of AmSurg which will constitute all of the shares of AmSurg Class A Common Stock held by AHC as provided in the Exchange Agreement and (b) AmSurg will deliver to AHC the same number of shares of Class B Common Stock.

     2.5 Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 2.2 above and the completion of the Recapitalization and the Exchange, AHC will on the Distribution Date distribute to the AHC Holders (as hereinafter defined) all of the shares of Class A Common Stock and Class B Common Stock of AmSurg owned by AHC by delivering certificates for such shares to the transfer agent for the AHC Common Stock (the "Transfer Agent") for delivery to the AHC Holders. The Distribution shall be deemed to be effective upon notification by AHC to the Transfer Agent that the Distribution has been declared and is effective and that the Transfer Agent is authorized to proceed with the Distribution. No fractional shares shall be delivered to the AHC Holders in the Distribution. The shares that would otherwise be distributed as fractional shares to AHC Holders will be sold by the Transfer Agent on behalf of AHC Holders who would otherwise receive fractional shares and the proceeds of such sale will be paid to such AHC Holders in lieu of such fractional shares. The term "AHC Holders" means the holders of record of shares of AHC Common Stock on the date established by the Board of Directors of AHC as the record date for the Distribution (the "Distribution Record Date"). In connection with the Distribution, the exercise price of all outstanding options to purchase shares of AHC Common Stock and (if deemed appropriate by the Board of Directors AHC or the committee of the Board of Directors of AHC administering such plans) the number of shares of AHC Common Stock underlying such options shall be adjusted to reflect the effect of the Distribution in accordance with the provisions of the plans under which such options were granted.

     2.6 Certain Related Agreements. Effective upon the Distribution, AHC will enter into a Management and Human Services Agreement in substantially the form approved by the AmSurg Board of Directors on the date hereof, and AmSurg will assume all liabilities with respect to then current or former employees of AmSurg under employee benefit plans maintained by AHC as provided in such Management and Human Services Agreement. Following the Distribution, the Sublease Agreement between AHC and AmSurg will be continued in accordance with its terms.

     2.7 Governance of AmSurg Following the Distribution. Prior to the Distribution, AHC and AmSurg will agree on (a) a slate of directors to be elected as the members of the Board of Directors of AmSurg effective upon the Distribution and any terms and classes for such directors as may be agreed upon by AHC and AmSurg, (b) the persons to be the executive officers of AmSurg effective upon the Distribution, (c) the terms of any amendments to the Charter of AmSurg (other than any amendments to the Charter necessary to implement the Recapitalization in accordance with Section 2.3 hereof and the amendments referred to in Section 2.2(e) hereof) to be effective upon the Distribution, (d) the terms of any amendments to the Bylaws of AmSurg to be effective upon the Distribution, (e) the terms of a new Employee Stock Incentive Plan to be effective upon the Distribution and (f) the terms of advisory services to be provided by each of Thomas G. Cigarran and Henry D. Herr for AmSurg to be effective following the Distribution.

     2.8 Stock Incentive Plans and Agreements of AmSurg. AHC and AmSurg hereby agree that none of the transactions contemplated by this Distribution Agreement, including the Recapitalization, the Exchange and the Distribution, will constitute, individually or in the aggregate, a "change in control" under the terms of any stock incentive plan, stock incentive agreement, employment or severance agreement, or similar plan or agreement of AmSurg.

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                                  ARTICLE III

                      COVENANTS PRIOR TO THE DISTRIBUTION

     3.1 Actions Prior to the Distribution. As promptly as practicable after the date hereof and prior to the Distribution Date:

          (a) AHC and AmSurg shall prepare, and shall file with the SEC, either
     (i) a Registration Statement on Form 10 under the Exchange Act, which shall set forth appropriate disclosure concerning AmSurg, the Distribution and certain other matters, or (ii) if AHC determines that the Distribution may not be effected without registration under the Securities Act, a registration statement under the Securities Act on an appropriate form covering the AmSurg common stock (the "33 Act Registration Statement") and a registration statement under the Exchange Act (the "34 Act Registration Statement"), which may include or incorporate by reference the information contained in the filings referred to in the 33 Act Registration Statement. AHC and AmSurg will use their best efforts to cause the Registration Statement on Form 10 or the 34 Act Registration Statement and the 33 Act Registration Statement, to be declared effective. The Registration Statement on Form 10 or 33 Act Registration Statement shall also serve as an Information Statement with respect to the Distribution to be delivered to the AHC Holders.

          (b) AHC and AmSurg shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto which are appropriate to reflect the establishment of, or amendments to, any employee benefit and other plans contemplated by this Agreement.

          (c) AHC and AmSurg shall take all such action as may be necessary or appropriate under state securities or "Blue Sky" laws in connection with the transactions contemplated by this Agreement.

          (d) AmSurg shall prepare and file and seek to make effective, an application to permit the inclusion on The Nasdaq Stock Market's National Market or the listing on a national securities exchange of each class of common stock of AmSurg to be distributed in the Distribution and each class into which such class or classes may be converted; provided, however, that no class that cannot by its terms be traded shall be required to be so included or listed.

          (e) AHC shall request the Division of Corporation Finance of the SEC to issue a no-action letter to the effect that it will not recommend enforcement action to the SEC if the Distribution is effected without registration under the Securities Act and such other matters as AHC or its counsel may deem necessary or appropriate.

          (f) AmSurg shall duly call and hold a meeting of its shareholders, and shall prepare and deliver to its shareholders a proxy statement with respect to such meeting, to approve the terms of the Recapitalization, the matters referred to in Section 2.7(a), (c), (d), (e) and (f) hereof and any other matters requiring approval in connection with the transactions contemplated by this Agreement.

          (g) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its best efforts to obtain the consents and approvals to enter into any amendatory agreements and to make the filings and applications necessary or desirable to have been obtained, entered into or made in order to consummate the transactions contemplated by this Agreement.

     3.2 Amendment to AmSurg Documents. In order to better prepare itself for becoming a publicly traded company, AmSurg may amend or establish new employee benefit plans and amend or adopt other corporate documents as the Board of Directors of AmSurg may deem reasonably necessary or appropriate, subject to shareholder approval if necessary. AHC, as shareholder of AmSurg, shall vote in favor of any such actions submitted to shareholders of AmSurg to the extent that AHC agrees that such actions are necessary or appropriate for AmSurg as an independent public company.

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     3.3 Agreement to Vote.  AHC, in its capacity as a shareholder of AmSurg, hereby agrees to vote all shares of capital stock of AmSurg owned by AHC in favor of the Recapitalization, the matters referred to in Section 2.7(a), (c),
(d), (e) and (f) and, subject to Section 3.2 above, any other matters requiring the approval of the shareholders of AmSurg in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                      COVENANTS FOLLOWING THE DISTRIBUTION

     4.1 Compliance with IRS Ruling. Following the Distribution, each of AHC and AmSurg shall, and shall use its best efforts to cause each of its respective affiliates and subsidiaries to, comply with each representation and statement made, or to be made, to any taxing authority in connection with the IRS Ruling or any other ruling obtained, or to be obtained, by AmSurg and AHC acting together, from the IRS or any other taxing authority with respect to any transaction contemplated by this Agreement.

     4.2 Provision of Corporate Records. Except as may otherwise be provided in a Related Agreement, AHC shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered in connection with the transactions contemplated herein, for the transportation to AmSurg of the AmSurg Books and Records (as hereinafter defined) in its possession except to the extent such items are already in the possession of AmSurg or any of its subsidiaries. The AmSurg Books and Records shall be the property of AmSurg, but shall be available to AHC for review and duplication as is reasonably necessary until AHC shall notify AmSurg in writing that such records are no longer of use to AHC. "AmSurg Books and Records" means the books and records (including computerized records) of AmSurg and its subsidiaries and any other books and records of AHC or its subsidiaries which relate principally to the business of AmSurg and its subsidiaries, are necessary to conduct the business of AmSurg and its subsidiaries, or are required by law to be retained by AmSurg or its subsidiaries, including, without limitation, all such books and records relating to AmSurg employees, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings, relating to AmSurg or its subsidiaries or their businesses.

     4.3 Access to Information. Except as otherwise provided in a Related Agreement, from and after the Distribution Date, AHC shall afford to AmSurg and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information relating to pre-Distribution operations (collectively, "Information") within AHC's possession insofar as such access is reasonably required by AmSurg for the conduct of its business, subject to appropriate restrictions for classified or privileged information. Similarly, except as otherwise provided in a Related Agreement, AmSurg shall afford to AHC and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within AmSurg's possession, insofar as such access is reasonably required by AHC for the conduct of its business, subject to appropriate restrictions for classified or privileged information. Information may be requested under this Article IV for the legitimate business purposes of either party, including without limitations, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and transactions contemplated hereby.

     4.4 Production of Witnesses. At all times from and after the Distribution Date, each of AmSurg and AHC shall use reasonable efforts to make available to the other, upon written request, its and its subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may be involved.

     4.5 Retention of Records. Except as otherwise required by law or agreed to in a Related Agreement or otherwise in writing, each of AmSurg and AHC may destroy or otherwise dispose of any of the Information at any time after the seventh anniversary of this Agreement. Notwithstanding the foregoing, either party may

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destroy or dispose of such Information at any time if prior to such destruction or disposal, (a) it shall provide no less than 90 or more than 120 days prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

     4.6 Confidentiality. Each party shall hold, and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all non-public Information concerning the other party furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such Information can be shown to have been (a) available to such party on a non-confidential basis prior to its disclosure by the other party, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who agree to be bound by the provisions of this Section 4.6. Each party shall be deemed to have satisfied its obligation to hold confidential Information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar confidential Information.

     4.7 Indemnification. From and after the Distribution Date, except as otherwise provided in any Related Agreement, (a) AHC will indemnify and hold AmSurg harmless from and against all liabilities with respect to the business and assets of AHC and its subsidiaries (other than AmSurg and its subsidiaries) whether arising before or after the Distribution Date, other than liabilities arising out of the gross negligence or fraud of AmSurg and (b) AmSurg will indemnify and hold AHC harmless from and against all liabilities with respect to the business and assets of AmSurg and its subsidiaries, whether arising before or after the Distribution Date, other than liabilities arising out of the gross negligence or fraud of AHC.

                                   ARTICLE V

                           MISCELLANEOUS AND GENERAL

     5.1 Termination; Modification or Amendment. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Recapitalization by mutual agreement of AmSurg and AHC. In the event of such termination, no party shall have any liability of any kind to any other party. The parties hereto may modify or amend this Distribution Agreement by written agreement executed and delivered by authorized officers of the respective parties.

     5.2 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to transactions occurring solely within the State of Delaware.

     5.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail; return receipt requested, postage

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prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a) If to AHC:

            American Healthcorp, Inc.
            One Burton Hills Boulevard
            Nashville, Tennessee 37215
            Attention: Thomas G. Cigarran

        with a copy to:

            James H. Cheek, III
            Bass, Berry & Sims PLC
            2700 First American Center
            Nashville, TN 37238

        (b) If to AmSurg:

            AmSurg Corp.
            One Burton Hills Boulevard
            Nashville, Tennessee 37215
            Attention: Ken P. McDonald

        with a copy to:

            Byron R. Trauger
            Doramus, Trauger & Ney
            222 Fourth Avenue North
            Nashville, Tennessee 37219

     5.5 Captions. All section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     5.6 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party and any such assignment of obligation shall relieve the assigning party from its responsibility hereunder. Except as expressly otherwise provided herein, nothing contained in this Agreement or the agreements referred to herein is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any benefit, rights or remedies under or by reason of this Agreement and such other agreements.

     5.7 Further Assurances. AHC and AmSurg will do such additional things as are necessary or proper to carry out and effectuate the intent of this Agreement or any part hereof or the transactions contemplated hereby.

     5.8 Expenses. Each party will bear its own expenses in connection with the transactions contemplated by this Agreement; provided, however, that (a) AHC and AmSurg will share equally the costs of (i) preparing the Registration Statement on Form 10 (or the 33 Act Registration Statement and 34 Act Registration Statement, as applicable), (ii) preparing the Distribution Agreement and Related Agreements and (iii) preparing the no-action letter; (b) AmSurg will be responsible for the costs of (i) preparing and, as required, filing any charter amendment or merger required to effect the Recapitalization, (ii) preparing, printing (or reproducing) and mailing a proxy statement for purposes of soliciting the votes of shareholders of AmSurg in order to effect the Recapitalization and to obtain any other required approvals of the shareholders of AmSurg, (iii) listing or other inclusion of the shares of AmSurg common stock on the Nasdaq National Market or on a national securities exchange, (iv) the SEC's registration fees, (v) any required registration or qualification of any shares of AmSurg common stock under state Blue Sky and securities laws, (vi) the preparation of stock certificates for the shares of AmSurg common stock to be distributed in connection with

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the Recapitalization, the Exchange and the Distribution, (vii) the fees and expenses of J.C. Bradford & Co., (viii) the fees of Doramus, Trauger & Ney and, with respect to services performed on behalf of AmSurg, Bass, Berry & Sims PLC,
(ix) preparing and auditing the separate financial statements of AmSurg and its consolidated subsidiaries and (x) obtaining any governmental or third party consents or approvals required to be obtained on the part of AmSurg in connection with the transactions contemplated by this Agreement; and (c) AHC will be responsible for the costs of (i) preparing the Ruling Request, (ii) printing (or reproducing) and mailing the Information Statement included in the Registration Statement on Form 10 to AHC Holders, (iii) the fees and expenses of the Transfer Agent in connection with the Distribution, (iv) the fees and expenses of Morgan Keegan & Co., Inc. and Houlihan, Lokey, Howard & Zukin, (v) the fees and expenses of Bass, Berry & Sims PLC with respect to services performed on behalf of AHC, (vi) preparing and auditing the financial statements of AHC and its consolidated subsidiaries (except for the separate financial statements of AmSurg and its consolidated subsidiaries as provided in clause
(b)(ix) above) and (vii) obtaining any governmental or third party consents or approvals required to be obtained on the part of AHC in connection with the transactions contemplated by this Agreement.

     5.9 Dispute Resolution.

          (a) Submission of Disputes to Arbitration. Any claims, demands, disputes, differences, controversies, and/or misunderstandings arising under, out of, or in connection with, or in relation to this Agreement (collectively, a "Dispute"), shall be settled by submission of such Dispute (if not theretofore resolved by the parties hereto) within 45 days of assertion to arbitration in accordance with the provisions of this Section
     5.9 and the Commercial Arbitration Rules of the American Arbitration Association.

          (b) Selection of Arbitrators.

             (i) The parties may agree upon one arbitrator whose decision will be final and binding on them; otherwise there shall be three arbitrators, with one named in writing by each party and the third chosen by these two arbitrators (without necessary delay), and the decision in writing signed by those assenting thereto of any two of the arbitrators shall be final and binding on the parties.

             (ii) No one shall be nominated or act as an arbitrator who is in any way financially interested in this Agreement or in the business of either party hereto.

          (c) Consent to Jurisdiction. Any and all arbitrations shall take place pursuant to the laws of the State of Delaware, and consent is hereby given to jurisdiction of courts of the State of Delaware over the parties to this Agreement in reference to any matter arising out of arbitration or this Agreement, including but not limited to confirmation of any award and enforcement thereof by entry of judgment thereon or by any other legal remedy.

          (d) Costs of Arbitration. The cost of any arbitration (including the fees of the arbitrator or arbitrators) pursuant to this Agreement shall be borne equally by each party to the Dispute, unless otherwise determined by the arbitrator or arbitrators.

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

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                          AMERICAN HEALTHCORP, INC.

                                          By: /s/ HENRY D. HERR

                                            ------------------------------------
                                              Name: Henry D. Herr
                                              Title: Executive Vice President

                                          AMSURG CORP.

                                          By: /s/ CLAIRE M. GULMI

                                            ------------------------------------
                                              Name: Claire M. Gulmi
                                              Title: Senior Vice President

                                       10